IAC REPORTS Q4 2024
•IAC Board of Directors approved plan to spin off Angi
•Dotdash Meredith Digital revenue growth of 10%
drives full year Digital revenue to over $1 billion
•Total IAC Q4 operating income of $51 million and Q4 Adjusted EBITDA of $142 million
NEW YORK— February 11, 2025—IAC (NASDAQ: IAC) released its fourth quarter results today and separately posted a letter to shareholders from Joey Levin, Chief Executive Officer of IAC, on the Investor Relations section of its website at ir.iac.com. A letter to Angi shareholders was also posted from Jeffrey Kip, the Chief Executive Officer of Angi Inc.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q4 2024	Q4 2023	Growth

Revenue	$989.3	$1,058.0	-6%
Operating income (loss)	50.6	(37.0)	NM
Unrealized (loss) gain on investment in MGM Resorts International	(287.4)	512.6	NM
Net (loss) earnings	(199.0)	327.8	NM
Diluted loss (earnings) per share	(2.39)	3.70	NM
Adjusted EBITDA	142.0	156.8	-9%
See reconciliations of GAAP to non-GAAP measures beginning on page 15.

•IAC announced on January 13, 2025:
◦The IAC Board of Directors approved a plan to spin off IAC’s full stake in Angi Inc. to IAC shareholders. The transaction is expected to close in the first half of 2025, but no sooner than March 31, 2025.
◦Joey Levin will step down from his role as IAC CEO and become an advisor to the Company, with the transition expected to occur upon the completion of the spin-off. Concurrent with IAC’s announcement, Angi Inc. announced its appointment of Mr. Levin as Executive Chairman of Angi Inc., effective upon his departure from IAC.

•Dotdash Meredith Digital revenue increased 10% to $311 million, the fourth consecutive quarter of double-digit growth, and Print revenue increased 10% to $218 million.
◦Operating income was $87 million and Adjusted EBITDA was $130 million, both negatively impacted by $13 million of severance primarily related to headcount reductions intended to better align resources with strategic initiatives.
◦Excluding the $13 million of severance, full year 2024 operating income would have been $120 million and Adjusted EBITDA would have been $308 million.
◦On November 26, 2024, Dotdash Meredith repriced $1.18 billion of Term B loans under its credit agreement, reducing borrowing costs by 60 basis points.
◦As of December 31, 2024, Dotdash Meredith’s net consolidated leverage ratio under the terms of its credit agreement declined below 4.0x, which provides IAC with increased financial flexibility.

•Angi Inc. Operating income decreased $5 million to $2 million and Adjusted EBITDA decreased 23% to $32 million driven primarily by the recovery in Q4 2023 of $11 million for previously incurred legal fees.
◦Full year 2024 operating income increased $48 million to $22 million and full year 2024 Adjusted EBITDA increased 23% to $145 million.

•As of Q4 2024, Care.com is reported as a separate reportable segment (previously included in Emerging & Other).
◦Revenue increased 3% to $94 million driven by 18% Enterprise growth.
◦Full year 2024 operating income was $34 million and Adjusted EBITDA was $45 million.

•On January 20, 2025, IAC amended and renewed its existing services agreement with Google, under which businesses within its Search segment generate revenue, extending the term until March 31, 2026.
•For the year ended December 31, 2024, net cash provided by operating activities increased $165 million to $355 million. Free Cash Flow increased $241 million to $289 million.

•See the FY 2025 outlook detail and Q1 2025 outlook commentary on page 14.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q4 2024	Q4 2023	Growth
Revenue
Dotdash Meredith	$522.1	$475.9	10%
Angi Inc.	267.9	300.4	-11%
Care.com	93.7	91.3	3%
Search	89.2	133.5	-33%
Emerging & Other	16.6	59.1	-72%
Intersegment eliminations	(0.1)	(2.2)	-97%
Total Revenue	$989.3	$1,058.0	-6%
Operating income (loss)
Dotdash Meredith	$87.3	$(18.1)	NM
Angi Inc.	2.2	7.6	-72%
Care.com	4.6	5.3	-13%
Search	6.0	7.5	-19%
Emerging & Other	(7.2)	(1.1)	-568%
Corporate	(42.3)	(38.2)	-11%
Total Operating income (loss)	$50.6	$(37.0)	NM
Adjusted EBITDA
Dotdash Meredith	$130.1	$123.5	5%
Angi Inc.	31.8	41.4	-23%
Care.com	7.9	8.6	-8%
Search	6.0	7.5	-19%
Emerging & Other	(6.7)	(0.4)	1756%
Corporate	(27.1)	(23.8)	14%
Total Adjusted EBITDA	$142.0	$156.8	-9%

Dotdash Meredith
Revenue

($ in millions, rounding differences may occur)	Q4 2024	Q4 2023	Growth
Revenue
Digital	$310.6	$283.6	10%
Print	217.9	198.4	10%
Intersegment eliminations	(6.5)	(6.2)	5%
Total	$522.1	$475.9	10%

•Revenue of $522.1 million increased 10% year-over-year reflecting:

◦10% Digital revenue growth (fourth consecutive quarter of double-digit growth) reflecting:
▪Performance marketing revenue increasing 22% year-over-year driven by 39% affiliate commerce growth, partially offset by revenue declines from services, concentrated primarily in the Finance category
▪Advertising revenue increasing 3%, driven by:
•Higher premium advertising revenue due primarily to the Technology and Health and Pharmaceuticals categories
•Higher programmatic advertising revenue due to higher programmatic rates and 3% growth in Core Sessions
▪Licensing and other revenue increasing 19% due primarily to the addition of OpenAI (partnership began in May 2024) and improved performance from content syndication partners

◦10% Print revenue growth driven by higher revenue from a legacy agency business due to political advertising spend on third-party publisher platforms, as well as the timing of shipments related to certain annual publications (Q4 2024 vs. Q3 in 2023), partially offset by the ongoing migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q4 2024	Q4 2023	Growth
Operating income (loss)
Digital	$90.3	$(6.3)	NM
Print	16.6	1.2	1284%
Other	(19.6)	(13.0)	-51%
Total	$87.3	$(18.1)	NM
Adjusted EBITDA
Digital	$122.6	$115.9	6%
Print	23.0	16.2	42%
Other	(15.5)	(8.6)	80%
Total	$130.1	$123.5	5%

•Operating income of $87.3 million increased $105.4 million reflecting:

◦Digital operating income increased $96.6 million to $90.3 million reflecting:
▪$86.8 million lower amortization of intangibles due, in part, to the inclusion in the prior year of a $79.9 million indefinite-lived intangible asset impairment
▪Adjusted EBITDA growth of 6% to $122.6 million due to higher revenue, partially offset by higher compensation costs (including $4.0 million of severance-related costs) and higher online marketing spend

◦Print operating income increased $15.4 million to $16.6 million reflecting:
▪Adjusted EBITDA increasing 42% to $23.0 million due to revenue growth, partially offset by $6.4 million in severance-related costs
▪$6.3 million lower amortization of intangibles and $2.2 million lower depreciation

◦Other operating loss increased $6.6 million to $19.6 million driven by the Adjusted EBITDA loss increasing $6.9 million to $15.5 million due primarily to higher compensation expense, including $2.5 million of severance-related costs, and the benefit of non-income tax items in Q4 2023

Angi Inc.
Please refer to the Angi Inc. Q4 2024 earnings release for further detail.

Care.com
•Revenue increased 3% to $93.7 million reflecting:
◦An 18% increase at Enterprise primarily driven by an increase in back-up care utilization

◦A 10% decrease at Consumer driven by lower subscriptions on the Care.com platform

•Operating income of $4.6 million decreased 13% driven by Adjusted EBITDA declining 8% to $7.9 million due primarily to $9.3 million in net legal accruals related to the resolution of certain legal matters, partially offset by higher revenue and lower sales and marketing expense

Search
•Revenue decreased 33% to $89.2 million reflecting:

◦A 35% decrease at Ask Media Group due to a reduction in traffic acquisition costs driving fewer visitors to ad-supported search and content websites

◦A 23% decrease at Desktop (legacy desktop search software business)

•Operating income of $6.0 million reflecting Adjusted EBITDA decreasing $1.4 million to $6.0 million due primarily to lower revenue, partially offset by lower traffic acquisition costs and lower compensation costs

Emerging & Other
•Revenue decreased 72% to $16.6 million reflecting:
◦The sale of Mosaic Group on February 15, 2024 ($37.5 million included in Q4 2023)
◦The sale of Roofing on November 1, 2023 ($6.3 million included in Q4 2023)
◦2% declines from Vivian Health
◦71% growth from The Daily Beast

•Operating loss increased $6.1 million to $7.2 million driven by the Adjusted EBITDA loss increasing $6.4 million to $6.7 million reflecting:
▪Mosaic Group profits of $6.6 million in Q4 2023
▪Higher legal fees
▪Lower losses at The Daily Beast

Corporate
Operating loss increased $4.1 million to $42.3 million due primarily to $3.3 million higher Adjusted EBITDA losses driven predominantly by $3.3 million of transaction-related costs related to the proposed spin-off of Angi Inc. and higher professional fees, partially offset by lower compensation costs.

Investment in MGM
IAC holds 64.7 million shares of MGM Resorts International (“MGM”), which were purchased for $1.3 billion, and were worth $2.2 billion as of February 7. 2025. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

Income Taxes
The Company recorded an income tax benefit of $63.3 million in Q4 2024 for an effective tax rate of 24%, which was higher than the statutory rate due primarily to state taxes. In Q4 2023, the Company recorded an income tax provision of $112.5 million for an effective tax rate of 26%, which was higher than the statutory rate due primarily to state taxes and an unbenefited capital loss.

Free Cash Flow
For the twelve months ended December 31, 2024, net cash provided by operating activities was $354.5 million, a $165.0 million increase year-over-year. Free Cash Flow increased $240.8 million to $289.0 million due primarily to favorable working capital, lower capital expenditures ($80.3 million in 2023 for the purchase of the land under IAC’s headquarters building) and higher Adjusted EBITDA.

	Twelve Months Ended December 31,
($ in millions, rounding differences may occur)	2024	2023
Net cash provided by operating activities	$354.5	$189.5
Capital expenditures	(65.5)	(141.4)
Free cash flow	$289.0	$48.2

CONFERENCE CALL
IAC and Angi Inc. will host a conference call to answer questions regarding their fourth quarter results on Wednesday, February 12, 2025, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and Angi Inc.’s business. The conference call will be open to the public at ir.iac.com or ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2024:
•IAC had 86.3 million shares of common stock and Class B common stock outstanding.
•The Company had $1.8 billion in cash and cash equivalents of which IAC held $1.1 billion, Angi Inc. held $416 million and Dotdash Meredith, Inc. held $250 million.
•The Company had $2.0 billion in long-term debt, of which Dotdash Meredith Inc. held $1.5 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500.0 million.
•IAC’s economic interest in Angi Inc. was 85.3% and IAC’s voting interest was 98.3%. IAC held 424.6 million shares of Angi Inc.
•IAC owned 64.7 million shares of MGM.
On November 26, 2024, Dotdash Meredith repriced $1.18 billion of Term B loans and amended its existing credit agreement to reduce borrowing costs by 60 basis points.
As of December 31, 2024, Dotdash Meredith’s net consolidated leverage ratio under the terms of its credit agreement declined below 4.0x, which provides IAC with increased financial flexibility.
Dotdash Meredith Inc. has a $150 million revolving credit facility, which had no borrowings outstanding as of December 31, 2024 and currently has no borrowings outstanding.

As of December 31, 2024:
•IAC had 3.7 million shares remaining in its stock repurchase authorization.
•Angi, Inc. had 23.1 million shares remaining in its stock repurchase authorization.

Pursuant to these authorizations, share repurchases may be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q4 2024	Q4 2023	Growth

Dotdash Meredith
Revenue
Advertising revenue	$191.8	$185.5	3%
Performance marketing revenue	86.5	71.1	22%
Licensing and other revenue	32.3	27.0	19%
Total Digital Revenue	310.6	283.6	10%
Print Revenue	217.9	198.4	10%
Intersegment eliminations	(6.5)	(6.2)	5%
Total Revenue	$522.1	$475.9	10%

Digital metrics

Total Sessions (in millions)	2,666	2,789	-4%
Core Sessions (in millions)	2,327	2,255	3%

Angi Inc.
Revenue
Ads and Leads	$214.5	$246.9	-13%
Services	24.8	26.1	-5%
Total Domestic	239.2	273.1	-12%
International	28.6	27.4	5%
Total Revenue	$267.9	$300.4	-11%

Metrics

Service Requests (in thousands)	3,629	4,324	-16%
Monetized Transactions (in thousands)	5,255	5,500	-4%
Monetized Transactions per Service Request	1.45	1.27	14%
Transacting Professionals (in thousands)	168	196	-14%

Care.com
Revenue
Consumer	$45.0	$50.0	-10%
Enterprise	48.6	41.3	18%
Total Revenue	$93.7	$91.3	3%

Search
Revenue
Ask Media Group	$74.0	$113.9	-35%
Desktop	15.2	19.6	-23%
Total Revenue	$89.2	$133.5	-33%

See metric definitions on page 19

DILUTIVE SECURITIES
IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 02/07/25	Dilution at:

Share Price			$41.60	$45.00	$50.00	$55.00	$60.00

Absolute Shares as of 02/07/25	83.3		83.3	83.3	83.3	83.3	83.3

RSUs and non-publicly traded subsidiary denominated equity awards	3.0		0.8	0.8	0.7	0.7	0.7
Options	2.4	$14.25	0.4	0.4	0.5	0.5	0.5
Total Dilution			1.2	1.2	1.2	1.2	1.2
% Dilution			1.5%	1.4%	1.4%	1.4%	1.4%
Total Diluted Shares Outstanding			84.5	84.5	84.5	84.5	84.4
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on February 7, 2025, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $95.1 million (of which approximately 75% would be payable for awards currently vested and those vesting on or before December 31, 2025), assuming a stock price of $41.60 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at December 31, 2024. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiaries. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.
IAC Restricted Stock
On January 13, 2025, IAC and Mr. Levin entered into an Employment Transition Agreement (the “Transition Agreement”), pursuant to which the 3 million shares of IAC restricted stock granted to Mr. Levin in November 2020 were forfeited. In accordance with the terms of the Transition Agreement, the Company transferred 5.0 million Class B common shares of Angi Inc. held by the Company and paid $9.3 million to satisfy applicable tax withholding obligations.
As of February 7, 2025, IAC’s economic interest in Angi Inc. was 84.2% and IAC’s voting interest was 98.1%. IAC held 419.6 million shares of Angi, Inc.
Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect
Certain Angi Inc. equity awards can be settled in shares of either IAC or Angi Inc. common stock at IAC’s election. IAC is expected to settle certain vested Angi Inc. subsidiary denominated equity awards in shares of IAC common stock in March 2025 and the dilution from these awards is included in the calculation above; the dilution related to the remaining unvested awards is excluded from the calculation above. Upon settlement by IAC, Angi Inc. is obligated to reimburse IAC for the cost of those shares by issuing shares of Angi Inc. common stock to IAC.

GAAP FINANCIAL STATEMENTS
IAC CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Revenue	$989,307	$1,058,034	$3,807,233	$4,365,235
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	262,712	304,894	1,059,990	1,343,254
Selling and marketing expense	320,837	351,623	1,338,732	1,576,229
General and administrative expense	209,733	190,209	817,658	891,958
Product development expense	80,267	83,592	323,687	334,491
Depreciation	30,424	38,865	126,890	175,096
Amortization of intangibles	34,713	125,808	144,506	295,970
Goodwill impairment	—	—	—	9,000
Total operating costs and expenses	938,686	1,094,991	3,811,463	4,625,998
Operating income (loss)	50,621	(36,957)	(4,230)	(260,763)
Interest expense	(36,954)	(40,226)	(155,888)	(157,632)
Unrealized (loss) gain on investment in MGM Resorts International	(287,373)	512,611	(649,178)	721,668
Other income, net	11,036	3,673	116,897	63,862
(Loss) earnings before income taxes	(262,670)	439,101	(692,399)	367,135
Income tax benefit (provision)	63,280	(112,451)	159,069	(108,818)
Net (loss) earnings	(199,390)	326,650	(533,330)	258,317
Net loss (earnings) attributable to noncontrolling interests	413	1,100	(6,567)	7,625
Net (loss) earnings attributable to IAC shareholders	$(198,977)	$327,750	$(539,897)	$265,942

Per share information attributable to IAC common stock and Class B common stock shareholders:
Basic (loss) earnings per share	$(2.39)	$3.82	$(6.49)	$3.07
Diluted (loss) earnings per share	$(2.39)	$3.70	$(6.49)	$2.97

Stock-based compensation expense by function:
Cost of revenue	$462	$508	$2,219	$1,613
Selling and marketing expense	1,785	2,315	7,241	8,808
General and administrative expense	21,718	23,773	93,524	93,506
Product development expense	2,321	2,489	9,539	13,254
Total stock-based compensation expense	$26,286	$29,085	$112,523	$117,181

IAC CONSOLIDATED BALANCE SHEET (UNAUDITED)
($ in thousands)

	December 31,
	2024	2023

ASSETS
Cash and cash equivalents	$1,798,170	$1,297,445
Marketable securities	—	148,998
Accounts receivable, net	519,690	536,650
Other current assets	167,175	257,499
Total current assets	2,485,035	2,240,592

Buildings, land, capitalized software, equipment and leasehold improvements, net	392,761	455,281
Goodwill	2,877,078	3,024,266
Intangible assets, net of accumulated amortization	722,135	874,705
Investment in MGM Resorts International	2,242,672	2,891,850
Long-term investments	438,534	411,216
Other non-current assets	388,945	473,267
TOTAL ASSETS	$9,547,160	$10,371,177

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$35,000	$30,000
Accounts payable, trade	71,991	105,514
Deferred revenue	98,568	143,449
Accrued expenses and other current liabilities	680,633	671,527
Total current liabilities	886,192	950,490

Long-term debt, net	1,931,847	1,993,154
Deferred income taxes	13,867	164,612
Other long-term liabilities	410,866	474,540

Redeemable noncontrolling interests	25,415	33,378

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in capital	6,380,700	6,340,312
(Accumulated deficit) retained earnings	(538,974)	923
Accumulated other comprehensive loss	(11,396)	(10,942)
Treasury Stock	(252,441)	(252,441)
Total IAC shareholders' equity	5,577,898	6,077,861
Noncontrolling interests	701,075	677,142
Total shareholders' equity	6,278,973	6,755,003
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,547,160	$10,371,177

IAC CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
($ in thousands)

	Twelve Months Ended December 31,
	2024	2023

Cash flows from operating activities:
Net (loss) earnings	$(533,330)	$258,317
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Unrealized loss (gain) on investment in MGM Resorts International	649,178	(721,668)
Amortization of intangibles	144,506	295,970
Depreciation	126,890	175,096
Stock-based compensation expense	112,523	117,181
Provision for credit losses	61,949	87,729
Non-cash lease expense (including right-of-use asset impairments)	54,050	101,695
Deferred income taxes	(181,037)	88,792
Unrealized (increase) decrease in the estimated fair value of a warrant	(20,393)	(2,832)
(Gains) losses on sales of businesses and investments in equity securities (including downward and upward adjustments), net	(10,493)	19,346
Pension and post-retirement benefit (credit) cost	(5,453)	76
Goodwill impairment	—	9,000
Other adjustments, net	(1,521)	(12,315)
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	(51,783)	(37,296)
Other assets	103,861	11,281
Operating lease liabilities	(69,783)	(74,256)
Accounts payable and other liabilities	(9,333)	(120,259)
Income taxes payable and receivable	(2,780)	2,884
Deferred revenue	(12,533)	(9,213)
Net cash provided by operating activities	354,518	189,528
Cash flows from investing activities:
Capital expenditures	(65,506)	(141,364)
Net proceeds from sales of fixed assets	12,832	29,805
Proceeds from maturities of marketable debt securities	375,000	550,000
Purchases of marketable debt securities	(221,788)	(455,413)
Net proceeds from the sales of businesses and investments	177,163	11,861
Purchase of retirement investment fund	(15,968)	—
Proceeds from the sale of retirement investment fund	2,326	—
Net collections of notes receivable	11,834	11,297
Purchases of investments	(53)	(103,555)
Other, net	985	9,902
Net cash provided by (used in) investing activities	276,825	(87,467)
Cash flows from financing activities:
Principal payments on Dotdash Meredith Term Loans	(67,964)	(30,000)
Proceeds from the issuance of Dotdash Meredith Term Loan B-1	7,964	—
Proceeds from the exercise of IAC stock options	—	130
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(14,976)	(10,587)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(7,578)	(5,994)
Purchases of Angi Inc. treasury stock	(28,605)	(10,932)
Purchases of IAC treasury stock	—	(165,622)
Purchase of noncontrolling interests	(16,019)	—
Other, net	(1,921)	(8)
Net cash used in financing activities	(129,099)	(223,013)
Total cash provided by (used in)	502,244	(120,952)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,230)	1,124
Net increase (decrease) in cash and cash equivalents and restricted cash	501,014	(119,828)
Cash and cash equivalents and restricted cash at beginning of period	1,306,241	1,426,069
Cash and cash equivalents and restricted cash at end of period	$1,807,255	$1,306,241

FULL YEAR 2025 OUTLOOK

Please find below our full year 2025 outlook. We confront investment choices every day, and as stewards of capital, will deviate from this outlook when we have attractive opportunities that drive long-term value at the expense of short-term results. And of course, sometimes we’ll simply be wrong about the future. Amply warned, here’s our current outlook:

($ in millions)	FY 2025 Outlook

Adjusted EBITDA
Dotdash Meredith (a)	$330-$350
Angi Inc.	135-150
Care.com	45-55
Search	10-15
Emerging & Other	(25-15)
Corporate	(150-130)
Total	$345-$425

Stock-based compensation expense (b)	(45-35)
Depreciation	(120-110)
Amortization of intangibles	(100-90)
Total Operating income	$80-$190

(a) Excludes approximately $36 million non-cash gain from a lease termination in Q1 2025.
(b) FY 2025 stock-based compensation expense reflects the net reduction in Q1 2025 of approximately $45 million of stock-based compensation expense due to the provisions of the Employment Transition Agreement between IAC and Mr. Levin, entered into on January 13, 2025.

Additional Q1/FY 2025 Observations
•Dotdash Meredith – In Q1 we expect Digital revenue growth in the high-single digits and total Adjusted EBITDA between $40-$45 million (excluding approximately $36 million non-cash gain from a lease termination). For the full year, we expect continued 10% Digital revenue growth.
•Angi Inc. – In Q1 we expect revenue declines in the low 20%’s year-over-year (and then to improve each quarter sequentially) and Adjusted EBITDA over $20 million.
•Care.com – In Q1we expect mid-single digit revenue declines and Adjusted EBITDA around $10 million.
•Search – In Q1 we expect revenue of $70-$80 million and Adjusted EBITDA of $2-$3 million.
•Emerging & Other – In Q1 we expect revenue around $15 million and Adjusted EBITDA losses between $5-$10 million. FY 2025 includes certain non-recurring expenses for legacy businesses.
•Corporate – 2025 FY Adjusted EBITDA losses reflect several non-recurring expenses including professional fees, primarily related to shareholder litigation arising out of the Match Group separation, restructuring costs, including costs specific to Joey Levin’s departure from IAC, and Angi Inc. spin-off costs. Most of these non-recurring expenses are concentrated in Q1 2025.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended December 31, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$90.3	$2.3	$3.7	$26.2	$122.6
Print	16.6	0.4	1.5	4.6	23.0
Other	(19.6)	3.3	0.8	—	(15.5)
Total Dotdash Meredith	87.3	6.0	6.0	30.8	130.1
Angi Inc.
Ads and Leads	28.7	2.1	17.1	—	47.9
Services	(7.1)	0.6	2.5	2.6	(1.4)
Other	(18.8)	3.6	—	—	(15.2)
International	(0.6)	0.3	0.8	—	0.5
Total Angi Inc.	2.2	6.7	20.3	2.6	31.8
Care.com	4.6	—	2.0	1.3	7.9
Search	6.0	—	—	—	6.0
Emerging & Other	(7.2)	0.5	—	—	(6.7)
Corporate	(42.3)	13.2	2.0	—	(27.1)
Total	$50.6	$26.3	$30.4	$34.7	$142.0

	For the three months ended December 31, 2023
	Operating (Loss) Income	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$(6.3)	$2.1	$7.0	$113.0	$115.9
Print	1.2	0.4	3.7	10.9	16.2
Other	(13.0)	3.9	0.6	—	(8.6)
Total Dotdash Meredith	(18.1)	6.4	11.3	123.9	123.5
Angi Inc.
Ads and Leads	23.7	6.3	17.2	—	47.2
Services	(1.9)	1.1	5.9	—	5.1
Other	(15.0)	2.3	—	—	(12.7)
International	0.9	0.1	0.8	—	1.8
Total Angi Inc.	7.6	9.8	23.9	—	41.4
Care.com	5.3	—	1.4	1.9	8.6
Search	7.5	—	—	—	7.5
Emerging & Other	(1.1)	0.5	0.2	—	(0.4)
Corporate	(38.2)	12.3	2.0	—	(23.8)
Total	$(37.0)	$29.1	$38.9	$125.8	$156.8

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the twelve months ended December 31, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$146.8	$10.1	$15.9	$116.5	$289.4
Print	24.6	2.0	7.3	19.9	53.8
Other	(64.6)	13.7	3.1	—	(47.8)
Total Dotdash Meredith	106.9	25.8	26.3	136.4	295.4
Angi Inc.
Ads and Leads	94.4	20.4	65.5	—	180.3
Services	(19.4)	3.8	17.5	2.6	4.5
Other	(64.8)	9.4	—	—	(55.4)
International	11.7	1.1	3.1	—	16.0
Total Angi Inc.	21.9	34.8	86.1	2.6	145.3
Care.com	33.7	—	6.0	5.5	45.2
Search	17.4	—	0.1	—	17.5
Emerging & Other	(37.7)	1.6	0.1	—	(36.0)
Corporate	(146.4)	50.3	8.4	—	(87.7)
Total	$(4.2)	$112.5	$126.9	$144.5	$379.7

	For the twelve months ended December 31, 2023
	Operating (Loss) Income	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$(16.7)	$8.2	$24.8	$226.7	$—	$243.0
Print	(3.5)	1.4	13.3	53.0	—	64.2
Other	(130.6)	14.0	32.2	—	—	(84.4)
Total Dotdash Meredith	(150.7)	23.5	70.3	279.7	—	222.8
Angi Inc.
Ads and Leads	50.0	23.1	66.2	8.0	—	147.4
Services	(23.4)	7.6	24.0	—	—	8.1
Other	(61.4)	11.3	—	—	—	(50.1)
International	8.3	1.4	3.4	—	—	13.1
Total Angi Inc.	(26.5)	43.4	93.6	8.0	—	118.5
Care.com	45.2	—	3.2	7.8	—	56.2
Search	44.2	—	0.1	—	—	44.3
Emerging & Other	(26.4)	1.8	0.8	0.5	9.0	(14.4)
Corporate	(146.5)	48.5	7.2	—	—	(90.9)
Total	$(260.8)	$117.2	$175.1	$296.0	$9.0	$336.5

DOTDASH MEREDITH RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA EXCLUDING Q4 2024 SEVERANCE

Twelve Months Ended December 31,
($ in millions)	2024

Operating income	$106.9
Q4 2024 severance	13.0
Operating income excl. Q4 2024 severance	$119.9
Amortization of intangibles	136.4
Depreciation	26.3
Stock-based compensation expense	25.8
Adjusted EBITDA excl. Q4 2024 severance	$308.4

Q1 2025 OPERATING INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION

	Q1 2025 Outlook
($ in millions)	Dotdash Meredith	Angi Inc. (a)	Care.com	Search	Emerging & Other

Operating income (loss)	$4-$14	$0	$8	$2-$3	($11-$6)
Depreciation	6	25-20	1	—	—
Stock-based compensation expense	5	(5)-0	—	—	1
Amortization of intangibles	25-20	—	1	—	—
Adjusted EBITDA	$40-$45	Over $20	$10	$2-$3	($10-$5)

(a) Stock-based compensation expense reflects the reversal in Q1 2025 of approximately $10 million of previously recognized stock-based compensation expense in connection with the Employment Transition Agreement, entered into on January 13, 2025 between IAC and Mr. Levin. The expense was previously recognized from October 10, 2022 through April 8, 2024 when Mr. Levin served as CEO of Angi Inc.

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered our primary segment measure of profitability and is one of the metrics, along with Free Cash Flow, by which we evaluate the performance of our businesses and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 10 for a summary of our dilutive securities, including stock-based awards as of February 7, 2025, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, capitalized software, equipment and leasehold improvements and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, technology, licensee relationships, trade names, content, customer lists and user base, and professional relationships, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions
Dotdash Meredith

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes subscription, advertising, newsstand and performance marketing revenue.

Total Sessions – Represents unique visits to all sites that are part of Dotdash Meredith’s network and sourced from Google Analytics.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to Dotdash Meredith’s most significant (in terms of investment) owned and operated sites as follows:

People	InStyle	Simply Recipes
allrecipes	FOOD & WINE	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	BYRDIE	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
TRAVEL + LEISURE

Angi Inc.

Ads and Leads Revenue - Primarily comprises domestic revenue from consumer connection revenue for consumer matches, revenue from professionals under contract for advertising and membership subscription revenue from professionals and consumers.

Services Revenue –Primarily comprises domestic revenue from pre-priced offerings by which the consumer requests services through an Angi Inc. platform and Angi Inc. connects them with a professional to perform the service.

International Revenue – Primarily comprises revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from professionals.

Other – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Service Requests - Reflects (i) fully completed and submitted domestic service requests for connections with Ads and Leads professionals, (ii) contacts to Ads and Leads professionals generated via the professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Monetized Transactions per Service Request – Monetized Transactions divided by Service Requests.

Transacting Professionals (formerly known as Transacting Service Professionals) – The number of (i) Ads and Leads professionals that paid for consumer matches or advertising and (ii) Services professionals that performed a Services job, during the most recent quarter.

Care.com

Consumer Revenue - Consists of revenue primarily generated through subscription fees from families and caregivers, both domestically and internationally, for its suite of products and services. Consumer also includes revenue generated through the Company’s comprehensive household payroll and tax support services (HomePay) as well as through contracts with businesses that advertise through its platform.

Enterprise Revenue - Consists of revenue primarily generated through annual contracts with businesses (employers or re-sellers) who provide access to Care.com’s suite of products and services as an employee benefit.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both business-to-business partnerships and direct-to-consumer marketing.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the IAC and Angi Inc. conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, February 12, 2025, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of IAC and its businesses, business prospects and strategy, the contemplated Angi Inc. spin-off and anticipated benefits, the reorganization of IAC’s leadership, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display prominence of links to websites offering our products and services in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our ability to compete with generative artificial intelligence technology and the related disruption to marketing technologies, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (x) risks related to our Print business (declining revenue, increased paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations), (xi) our ability to establish and maintain relationships with quality and trustworthy professionals and caregivers, (xii) the ability of Angi Inc. to expand its pre-priced offerings, while balancing the overall mix of service requests and directory services on Angi platforms, (xiii) the ability of Angi Inc. to continue to generate leads for professionals given changing requirements applicable to certain communications with consumers, (xiv) our ability to access, collect, use and protect the personal data of our users and subscribers, (xv) our ability to engage directly with users, subscribers, consumers, professionals and caregivers on a timely basis, (xvi) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xvii) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xviii) our inability to freely access the cash of Dotdash Meredith and /or Angi Inc. and their respective subsidiaries, (xix) dilution with respect to investments in IAC and Angi Inc., (xx) our ability to compete, (xxi) our ability to build, maintain and/or enhance our various brands, (xxii) our ability to protect our systems, technology and infrastructure from cyberattacks (including cyberattacks experienced by third parties with whom we do business), (xxiii) the occurrence of data security breaches and/or fraud, (xxiv) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxv) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxvi) changes in key personnel and risks related to leadership transitions, (xxvii) risks related to the proposed spin-off of IAC’s ownership in Angi Inc. and (xxviii) changes to our capital deployment strategy. Certain of these and other risks and uncertainties are described in IAC’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 29, 2024, and subsequent reports that IAC files with the SEC. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC is today comprised of category-leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses. IAC is headquartered in New York City with business locations worldwide.
Contact Us
IAC/Angi Inc. Investor Relations
Mark Schneider
(212) 314-7400
IAC Corporate Communications
Valerie Combs
(212) 314-7251
IAC
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com